Exhibit 99.2
Operator: Good day, ladies and gentlemen and welcome to the TranS1, Inc. First Quarter 2010 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, this conference call is being recorded.
I would now like to hand the conference over to your host, Mr. Mark Klausner. Sir you may begin.
Mark R. Klausner, Managing Partner, Westwicke Partners, LLC
     Thanks, operator. Joining us on today’s call are TranS1’s Chief Executive Officer, Rick Randall; President and Chief Operating Officer, Ken Reali; and Chief Financial Officer, Joe Slattery. Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
     Actual results could differ materially from those stated or implied by our forward-looking statements, due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009.
     With that, it’s my pleasure to turn the call over to TranS1’s CEO, Rick Randall.
Rick Randall, Chief Executive Officer
     Thanks, Mark. Good afternoon and thank you for joining us today to discuss TranS1’s first quarter results. On today’s call, I will discuss the key highlights of the quarter and our new CFO, Joe Slattery, will provide you with the details of our financial results. I then would like to share with you some additional perspective on the key developments in our business after which Ken, Joe and I will take your questions.
     Worldwide, 692 TranS1 procedures were performed and we generated $6.7 million in revenue during the first quarter. While we are encouraged by the case and revenue performance in the quarter, as Joe will detail in a few minutes, we benefited from the limited release of our AxiaLIF 2L+ and Avatar products, which will transition to full release later this year.
     We are continuing to take a cautious stance towards the businesses. We see how our new products gain traction and we work with our surgeons as well as the spine societies and payers on reimbursement. Before I turn the call over to Joe, I would like to highlight some recent operational developments, which I will detail after Joe discusses our financial performance.
     One of the most important accomplishments of the year so far is the significant additions that we have made to our senior management team. Ken Reali joined us as President and COO in January, Dwayne Montgomery joined us in March as our Vice President of Sales and Joe Slattery joined us recently as our Executive Vice President and CFO. Ken, Dwayne and Joe all bring significant operating and medical device industry expertise to the team, which will help us execute on our business strategy.
     On the product front, we have commenced the limited market release of the AxiaLIF 2L+ along with both the Avatar pedicle screw system and our next generation Vector facet screw system. Early cases have gone well and surgeon feedback has been strong. We continue to have early success in the complex spine market. We held our first Association of Pre-Sacral Spine Surgeons or APSS meeting focused on deformity surgeons in January and intend to hold another one in June.
     In addition, we are beginning to see some good clinical data published on the use of our product in this area. We continue to work through reimbursement, as our reimbursement personnel work with our current and prospective surgeon users, the payers and the spine societies.

     We recently had one peer reviewed paper published and have been informed of an additional peer reviewed paper that has been accepted for publication, which will build upon the strong clinical evidence supporting the use of our products.
     I would now like to turn the call over to Joe to review our financial results. Joe?
Joseph Slattery, Executive Vice President and Chief Financial Officer
     Thanks, Rick. Good afternoon everyone. Let me start by conveying how excited I am to join the team here. Having been involved as a Board member over the last couple of years I have been able to hit the ground running since joining the company last month and I look forward to working with you all.
     Revenues in the first quarter of 2010 were $6.7 million, an increase of approximately $400,000 or 7% over the fourth quarter of 2009. Versus the prior year’s first quarter, revenues were down about $2 million or 23%. The decrease from the prior year’s Q1 was due to the impacts of the reimbursement environment, which began to cause a headwind in the second quarter of 2009. Within the $6.7 million revenue figure, U.S. revenues were $6.0 million, an increase of $100,000 or 1.5% above the fourth quarter of 2009.
     As Rick mentioned, we initiated our 2L+ limited market release during the quarter. We have already met our minimum enrollment requirement and we’ll continue selling under our limited release program in the second quarter. Based on historical 2-level case run rate, we believe that the limited release contributed about $300,000 in revenue in the quarter that may be non-recurring in the second quarter, because we will be awaiting data and preparing for a full launch in the beginning of Q3.
     Since it will take some time to train our existing surgeon base, as well as new surgeon users following the launch, we expect the fourth quarter to be the first in which we see the full impact of the 2L+ product. 537 domestic cases were performed in the first quarter of 2010 using our products, a small drop from the 550 cases performed in the fourth quarter of 2009. On the 2L versus single-level mix, 26% of cases were 2-Level, up from 21% in the previous quarter.
     Average revenue per AxiaLIF case of approximately $11,000, was up nicely over last quarter’s ASP of $10,300, reflecting stable to slightly improved underlying prices and mix shifts to higher priced 2-Level procedures, as well as an increase in the penetration of our other products, such as our Avatar Pedicle Screw System into our AxiaLIF cases.
     Revenues generated outside of AxiaLIF cases were about $100,000 in the quarter. On the International front, revenues for the quarter were approximately $700,000, an increase of almost 100% over the fourth quarter of 2009 and about 50% over the first quarter of 2009. Last year, we began to transition to a higher mix of direct revenues and these results show the benefit of recognizing end-user sales. Because of this transition, in the past we had reserved for the potential return of inventory from terminated distributors.
     Now that the landscape has settled, in the current quarter we recognized approximately $80,000 in revenues associated with these accounting treatments. When we normalize revenues for the quarter after considering the impact of the 2L+ launch of about $300,000 and the deferred revenues in Europe of about $80,000, the underlying run rate for the quarter was about $6.3 million.
     Taking into account this adjusted run rate, in terms of guidance for the second quarter of 2010, we expect revenues in the range of $6 million to $7 million. Gross margin for the quarter was 78.7%. The decrease from the prior quarter was due primarily to an increase in inventory reserves associated with our current 2L inventory, a significant portion of which is likely to become obsolete upon the full 2L+ launch.
     This increase in reserves had a 396 basis point impact on gross margin, implying a normalized gross margin of about 83%.
     Moving on to operating expenses, total operating expenses were down 7.4% in the first quarter of 2010 as compared to the first quarter of 2009, as a result of cost management efforts undertaken over the last year.

     In the first quarter of 2010, we incurred approximately $875,000 of non-recurring costs associated with organizational transition and facility relocation, primarily related to changes in the management team. Excluding these costs, operating expenses are about 14% lower versus the same period last year and were approximately equal to operating expenses in the fourth quarter of 2009.
     Some of these organizational transition costs are ongoing and we expect another $500 to $600,000 over the balance of 2010. We finished the quarter with a little under $50 million in cash and investments. Accounts receivable DSO was 61 at quarter end, which is a little higher than last quarter, but the difference had mostly to do with the timing of revenue in the quarter.
     Inventory turns improved from 0.7 to 0.8 turns. We expect to continue to see inventory turns improving in the coming quarters, as several efforts are underway to reduce inventory through better forecasting and the implementation of improved systems to manage field inventory. Cash burn for the quarter was $5.5 million.
     When we factor in all the non-recurring items I’ve mentioned above, the underlying cash burn for the quarter on a normalized $6.3 million in revenue was about $4.7 million. We continue to believe that we have adequate cash and investments to sustain the business for the foreseeable future. Rick?
Rick Randall, Chief Executive Officer
     Thanks, Joe. Before we open the call up for questions, I’d like to add some color on our operations and recent developments. As we mentioned on our last call, we had a number of new products in the market in limited release in the first quarter and we have been encouraged by their early success. Our 2L+ product was introduced in January to a select number of our experienced users.
     The 2L+ is a 2-piece modular design of our AxiaLIF 2-Level device that provides surgeons more control during the operation and allows them to dial in the amount of distraction between the L5 and S1 level. Additionally, the shape and dimensions of the device is modified to provide a more robust and stable implant construct. The feedback from surgeons participating in our limited release has been positive, and based on this feedback we are optimistic that this product addresses the limitations of our first generation 2L product.
     We expect to complete our limited release follow-up during the second quarter, during which time 2L+ volume will likely remain muted. We expect that our full release will take place at the beginning of the third quarter and that our surgeon training efforts will continue throughout the quarter.
     Therefore, we expect to see our first full quarter of 2L+ commercialization in the fourth quarter of this year. Our Avatar mini open pedicle screw product is also still early in its limited release. While we are enthusiastic about this technology, we are taking a measured approach to introducing the device through our sales force, as it is a completely new product for us, and a new system for our surgeon customers. We continue to expect full launch of this product in the second half of 2010. Our second-generation percutaneous facet screw product, the Vector system was also in limited market release in the quarter.
     The Vector is easier and more efficient to use in our original percutaneous facet screw system and also had some added tools to facilitate additional posterior fusion. The feedback from our surgeons indicates that this is clearly an improved system over our earlier product and we expect that we will move into full launch in the second quarter.
     As we think about prudently investing in R&D over the course of the year, we intend to continue to improve in our current products — on our current products and instrument sets and will look opportunistically at products like the Avatar system that complement our existing product family. Along with our new product introductions, we are continuing our focus on penetrating the complex spine market and we continue to see new deformity surgeon users on an ongoing basis.
     To further educate surgeons on the use of our products in complex spine cases, we will hold our second deformity-focused Association of Pre-Sacral Spine Surgeons, or APSS Meeting in early June. Additionally, we are expecting to see early biomechanical results presented at IMAST over this summer. Further, we are sponsoring a sacroiliac fixation study with a few of our surgeons that we expect will be completed by the end of the year. The study compares our product with other methods of fixation at the base of the spine to illustrate the biomechanical differences between approaches. We believe that studies like these will continue to highlight the advantages of our product in complex spine that our current users are seeing in the clinic.
     Turning to reimbursement, our reimbursement team continues to execute on our plans to work with current and prospective surgeons, the payer community and the spine societies. While this continues to be a long process, it does feel like we are seeing early signs of stabilization in the market. We are enthusiastic about the addition of Dwayne to the team to head up the sales effort and anticipate making selective investments in our distribution channels as we move — as market conditions warrant in the second half of the year.
     As our business develops, we will continue to evaluate the market and make the investment in direct reps or independent distribution, based on what is most appropriate in each geography. On the clinical front, we had one peer reviewed journal article published in neurosurgery focus in March that highlighted the use of our product in adult deformity cases.
     And at both one and two-year follow-ups, the key findings of the article were that at both one and two years, we demonstrated 100% fusion at the lumbosacral junction and a stable construct at the base of the spine. Additionally, we have received notice of acceptance for publication of a paper that examines a series of single level AxiaLIF patients performed at one site with one-year follow-up.
     Before I open the call up for questions, I’d like to comment briefly on the Spine Arthroplasty Society Meeting that was held last week in New Orleans. TranS1 was discussed prominently in four podium presentations and eight posters. The highlight of the meeting for us was data that was presented from one — from the podium on a retrospective analysis of a series of 154 patients across multiple sites with two-year follow-ups. The data showed 90-plus percent fusion rate, low complication rates, limited blood loss, early hospital discharge, and rapid recovery with sustained results.
     This data along with the other data presented adds to the mounting clinical evidence around our procedure that will be helpful in our sales process and reimbursement discussions.
     With that I’d like to open the call up to take your questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] First question comes from Doug Schenkel from Cowen. Pardon me, Mr. Schenkel, your line is open. If you have your phone on mute, can you unmute your phone, please.
<Q — Brigham Hyde>: Hi, this is Brigham in for Doug. I think we’re on two different lines. Hey guys. Just briefly talk, if you could, about some of the reimbursement management you guys have been doing. I know that you discussed recently some of the intricacies of coding in maybe more complex spine, and maybe a kind of a change of strategy heading into the year. Could you talk maybe about how that’s going and if surgeons and payers are receiving that well?
<A — Ken Reali>: This is Ken Reali. I can comment on what our strategy is. I think it’s too early to comment on the success or not of that strategy. But I would think about our strategy in three pathways that we are pursuing, which were highlighted on the call today. First off, it is working with the payers to remove our experimental designation over time and this has to be done on a payer-by-payer basis. Secondarily, it’s working with the spine societies to gain endorsement and acceptance of our procedure in a broad manner. And thirdly, it’s working with our physician customers getting further clinical data published and presented at key meetings such as the SAS Meeting that was discussed last week.
<Q — Brigham Hyde>: Okay, thanks. And just one follow-on. What percent of procedures would be 2Ls without the 2L+ and is this kind of the right run rate to think about for Q2 and Q3, as you model out just base 2L?

<A — Joseph Slattery>: Yeah, this is Joe. I would say about — maybe about 15% of the cases in the quarter, 15% to 20% of the 2L cases in the quarter were the 2L+ cases.
<Q — Brigham Hyde>: Great. I’ll hop back in the queue. Thanks guys.
Operator: Our next question comes from Doug Schenkel from Cowen and Company. Good morning, Mr. Schenkel. Your line is open. If you have any questions, please un-mute your phone. Our next question comes from Matt Miksic from Piper Jaffray.
<Q — Matt Miksic>: Hey, good evening. Thanks for taking our questions. Can you hear me okay?
<A — Rick Randall>: Yeah. Hi Matt.
<Q — Matt Miksic>: Hi, Rick. So, one question on some of the results that you are seeing, and the data looked great at SAS — and one of the things that I guess I’ve noticed and you may have noticed if you have talked to surgeons, there are some folks who seem to be doing quite well with this procedure and a lot of excitement around some of the folks in complex spine who are picking this up. But then there are some folks who have either tried it but stopped using it and they feel like or they talk about having mixed results. And the data is the data, which would suggest that in a clinical setting with follow-up across the multi-center format that the results are good. I guess how do you reconcile that and maybe what can you do to start recapturing some of those folks who sort of wandered off after getting what they felt are mixed results? Any kind of thoughts on that will be helpful and then I have one follow-up.
<A — Rick Randall>: Sure, Matt. Yes, when we analyzed surgeons that we lost to the procedure, I think the two most common reasons we’ve lost them is a) — or maybe three reasons, a) they didn’t have an expanded clinical need for the technology. They were very narrow in their indications. And so they just weren’t using the technology enough to really stimulate them to — to invest the time and effort to improve their results and get better with the technology. Secondly, if someone — I think our total experience in over 9,000 patients treated is right around 50 bowel injuries, but we — if we had one of those, if a surgeon experienced one of those early on, more likely than not that surgeon didn’t come back to the operation, and thirdly, it’s technique..
     There is variability amongst users. Even in that paper I cited that was present — that you saw presented last week, Matt, there was some variability within that group from the mid 80s all the way up to the high 90s in fusion rates. So what are we doing about it? I think over the next couple of quarters you are going to hear us talk about some products that we think address all of those things.
     Firstly, we have a soft tissue project that we can’t wait to talk about. We should be in the clinic with it shortly where we completely change the way we’re protecting the bowel during the operation. Obviously, we are going to go running back to the surgeons who are uncomfortable with that aspect of the operation or who left us because of that discomfort.
     Secondly, we have a whole series of dispreparation tools that we have actually used sparingly in the clinic early on, we are going to be doing some more work over the next quarter with that and hopefully we’ll release that to the market. And the purpose of that is we feel that these tools will kind of level the playing field from a technique standpoint, that even with a less perfect technique that we should increase the reproducibility from operator to operator on getting a good discectomy. And regardless of what you use in the disc space, the key to a good solid robust fusion, it starts with a good discectomy.
     Most of our surgeons spend a lot of time on that part of the operation to get great results. We think that we can make it less operator dependent. And lastly, what you saw again at that meeting, the marketplace is now telling the story that the indications for AxiaLIF are a lot broader than just low back pain that — that it’s a great tool for spondylolisthesis. As minimally invasive surgery grows and we reach that tipping point with minimally invasive surgery, we’re finding with all techniques that the most difficult part of the anatomy to reach and sustain a good safe result where the complications are limited is the L4, L5, and L5-S1 segment. And what we’re seeing now is these patients who have moved on to these multi-level, minimally invasive approaches, especially with products like the

2L+ and that’s what we’ve seen in the limited market release, they are more comfortable utilizing this approach for both of those segments and we have no nerve damage, we have no patients with extended thigh pain.
     Our complication rate is extremely low. So the marketplace is telling the rest of the world that this solves an unmet clinical need when it comes to MIS, which is a better fixation and a safer, more reproducible fusion at L4 through S1. So it’s a long answer, but I think it covers all aspects of the question you asked.
<Q — Matt Miksic>: Very helpful. And one follow-up on reimbursement. You talked about seeing some stabilization, and I guess, stabilization in what way? Is that — is that sort of the loss of — surgeons stabilize or is this improvement in the process, some of the things that Ken talked about, working with payers or some sense of what you mean by that. And is the end — I think we understand the sort of shift in near-term strategy, but is the end game here you’re still to get Level 1 code and if so when does that finally happen?
<A — Ken Reali>: Yeah, Matt, this is Ken Reali. Let me answer your question. First of all, it’s still too early to project the success of our current strategy, as I mentioned. I think what we mean is — by stabilization is just in our results itself, we are not seeing a decline quarter-over-quarter like we saw in the second half of 2009. What contributes to that? Certainly, we feel some of that is related to our three-pronged approach on our reimbursement strategy, which is the current strategy that we are going forward with, and to your point, the end game is the category 1 code.
     Now it is important to remember that the current code we have, which is a T code, is not an experimental code, it is a tracking code. What we hope to do in the near term is work with payers to get that tracking code covered. Over time, as we evolve on this strategy and we penetrate the market, a decision will be made when we would apply for a category 1 code. But until we are successful in all parts of our strategy relative to payer acceptance and spine society endorsement and continued publications we will not submit for a category 1 code.
<Q — Matt Miksic>: Okay. And just one follow-up on that topic Ken is, Rick talked about, the broadening indications where AxiaLIF can be helpful to patients. What happens, I guess, with those indications? Are those things that you look at for clinical development, other things you — I guess how do you go about developing those or is the game plan now is just to sort of continue to focus on stabilization based on your current T code and current labeling and then tackle this maybe after you get to this next step of progress in the reimbursement front?
<A — Ken Reali>: Matt, I think it actually — it needs to be done concurrently. Certainly some of these areas that Rick mentioned such as deformity, which is a key market segment focus for us or spondylolisthesis, our new emerging areas beyond just the typical degenerative disc disease patients. So tapping into that — those market segments is critical part of our strategy and critical part of our market penetration strategy that we have to continue to execute on despite our reimbursement challenges. So that will be done in concurrence with our reimbursement strategy. We will work to collect clinical data in those market segments because we feel that will help broaden the acceptance of AxiaLIF.
<Q — Matt Miksic>: Great, very helpful. Thanks for taking the questions.
<A — Ken Reali>: Thank you.
<A — Rick Randall>: Thanks, Matt.
Operator: [Operator Instructions] We have a question from Michael Matson from Wells Fargo.
<Q — Michael Matson>: Hi. Given the push into the deformity market, I was just wondering if you had any numbers around the size of that opportunity in terms of either dollars or procedures, I guess U.S. and globally?
<A — Rick Randall>: Yes, Michael, we have measured it. Off of the top of my head, I can’t recollect the — do you have that number, Joe?

<A — Joseph Slattery>: Well, I mean, what I can tell you is that we look at a 5-1 as about a 45,000 procedure market in the U.S. and four to five that is included with the 5-1 is about another 45,000 procedures. Within that since that’s what’s done in the market today that would include the long construct cases.
<Q — Michael Matson>: Okay. So that’s inclusive of non-deformity and deformity procedures?
<A — Joseph Slattery>: That’s all — that’s all — yeah that’s right. That’s all procedures are fusions of those joints.
<Q — Michael Matson>: Okay. And in terms of what percent the deformity cases would make up out of those numbers?
<A — Rick Randall>: I think it’s a relatively small percentage of those numbers.
<A — Joseph Slattery>: Yeah, maybe you can answer this Rick. Iliac bolts doesn’t count as a fusion now. So, there wouldn’t be any existing market, right. So, to the extent that it is 5-1, then it is additive to the market.
<Q — Michael Matson>: Okay. And then, did you give the number — the number of sales people that you have currently, and if not, can you give it to us?
<A — Ken Reali>: Yeah, Michael it is Ken Reali. Currently, we have 49 direct sales people. That does not include our distribution channel.
<Q — Michael Matson>: Okay. And then just curious about what you’re seeing out there in terms of pricing. Obviously there is some pretty intense price pressure in the spine market more broadly, but has any of that filtered down to your products? I imagine you’re pretty small, so you are probably not really in the hospital radar screens, but is there any risk that you could see some price pressure or is your product unique enough that you should be able to avoid that?
<A — Joseph Slattery>: Yeah, Mike, this is Joe. We’ve actually held at that unit price level pretty well over the last couple of quarters. I think what we are experiencing is the impacts of some price increases offset by some hospitals being woke up by price increases. So, by and large, our standalone pricing has been stable to slightly ticking up.
<Q — Michael Matson>: Okay. And that’s kind of what you expect going forward, obviously, in the remainder of the year?
<A — Rick Randall>: Yeah. And just to add a little color to that, now that we are selling pedicle screws and we’ve been selling facet screws, just from an environmental standpoint, I can tell you that there are more — there is more pressure on those products than what we’ve seen traditionally with AxiaLIF. The fact of the matter is, we are the only one with AxiaLIF and when you run the economics of AxiaLIF with patients leaving the next day it’s still a pretty good deal for the hospital, but now that we have a competitive screw system along with a whole host of other vendors, I can tell you we’re getting into those discussions more when it comes to those products. Michael, just one further, when you talked about the — the [inaudible] market size for the complex spine or multi-level spine, the numbers we have roughly are in the neighborhood of about 130,000 procedures that are greater than three levels. Now 58,000 of those do not involve L4 to S1, the rest do. So, just to give you some numbers from some data we have.
<Q — Michael Matson>: Okay, that’s helpful. Thanks. And then my follow-up question is just kind of a housekeeping question, and you probably gave this but I didn’t get it. The total number of procedures in the quarter globally, and I got the U.S. number but I didn’t get the OUS or the global number, either of those would be fine?
<A — Joseph Slattery>: Sure. Hold on, let me get that for you. 692.
<Q — Michael Matson>: Okay. That’s all I have. Thanks a lot.
<A — Joseph Slattery>: Great. Thanks.

Operator: This concludes our question-and-answer session for today. I would now like to turn the conference back over for any closing remarks.
Rick Randall, Chief Executive Officer
     Okay, thank you. Let me close by thanking all of you for taking the time to join us on our call today. We sincerely appreciate your interest in TranS1 and look forward to updating you on our continued progress.
Operator: Ladies and gentlemen, thank you for participating in today’s conference. This concludes our program for today. You may all disconnect and have a wonderful day.